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                                                                       Exhibit 8

                  [Letterhead of Simpson Thacher & Bartlett]

                              September 14, 1998


             Re: Issuance and Sale of Preferred
                 Securities by Atlantic Capital II
                 ---------------------------------


Atlantic City Electric Company
800 King Street
P.O. Box 231
Wilmington, Delaware 19899

Atlantic Capital II
800 King Street
P.O. Box 231
Wilmington, Delaware 19899


Ladies and Gentlemen:

        We have acted as special tax counsel ("Tax Counsel") to Atlantic City Electric Company, a New Jersey corporation (the "Company"), and Atlantic Capital II, a statutory business trust created under the laws of the State of Delaware (the "Trust"), in connection with the preparation of the Prospectus dated September 11, 1998 (the "Prospectus") with respect to: (i) the issuance and sale of the Subordinated Debentures by the Company pursuant to the Indenture (the "Indenture") between the Company and Wilmington Trust Company, as trustee (in such capacity, the "Debenture Trustee"); and (ii) the issuance and sale of the Preferred Securities and Common Securities (collectively, the "Trust Securities") pursuant to the Original Trust Agreement, as amended and restated, (the "Trust Agreement") among the Company, as depositor, Wilmington Trust Company, as Property Trustee, and the Administrator Trustees named therein. The Common Securities and Preferred Securities are
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guaranteed by the Company with respect to the payment of distributions and payments upon liquidation, redemption and otherwise pursuant to, and to the extent set forth in, the Guarantee Agreement (the "Guarantee") between the Company and Wilmington Trust Company, as trustee (in such capacity, the "Guarantee Trustee"), for the benefit of the holders of the Common Securities and Preferred Securities. The Preferred Securities will be offered for sale to investors pursuant to the Prospectus.

        All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning ascribed to such terms in the Prospectus.

        In delivering this opinion letter, we have reviewed and relied upon:
(i) the Prospectus; (ii) a form of the Indenture; (iii) a form of the Subordinated Debentures; (iv) a form of the Trust Agreement; (v) a form of the Guarantee; and (vi) forms of the Trust Securities. We also have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Trust and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

        In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us. In addition, we also have assumed that the transactions related to the issuance of the Subordinated Debentures and the Trust Securities will be consummated in accordance with the terms of the documents and forms of documents described herein.

        On the basis of the foregoing and assuming that the Trust was formed and will be maintained in compliance with the terms of the Trust Agreement, we hereby confirm our opinions set forth in the Prospectus under the caption "Certain United States Federal Income Tax Consequences".
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        We express no opinion with respect to the transactions referred to herein or in the Prospectus other than as expressly set forth herein. Moreover, we note that there is no authority directly on point dealing with securities such as the Preferred Securities or transactions of the type described herein and that our opinion is not binding on the Internal Revenue Service or the courts, either of which could take a contrary position.

        Recently, a petition was filed in the United States Tax Court as a result of a challenge by the Internal Revenue Service of the petitioner's treatment as indebtedness of a loan issued in circumstances with similarities to the issuance of the Subordinated Debentures. Nevertheless, we believe that if challenged, the opinions we express herein would be sustained by a court with jurisdiction in a properly presented case.

        Our opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above.

        We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

        We hereby consent to the use of our name in the Prospectus under the caption "Certain United States Federal Income Tax Consequences".

                                        Very truly yours,

                                        /s/ Simpson Thacher & Bartlett

                                        SIMPSON THACHER & BARTLETT